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[LETTERHEAD OF PEAT MARWICK LLP]


                                                                      EXHIBIT 23

The Board of Directors
Argo Bancorp, Inc.


We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047) of Argo
Bancorp, Inc. of our report dated April 9, 1997, relating to the consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears on Form 10-K of Argo Bancorp, Inc.


                                           /s/ KPMG Peat Marwick LLP

Chicago, Illinois
April 22, 1997